Exhibit 10.7

EXCLUSIVE RIGHTS AGREEMENT

This Rights Agreement (the “Rights”) is entered into this ____ day of August, 2014 by and between NaturalShrimp Holdings, Inc., a Delaware corporation (“NSH”) and its subsidiaries NaturalShrimp Corporation (“NSC”) and NaturalShrimp Global, Inc. (“NSG”) with its principal place of business at 2068 N. Valley Mills Drive, Waco, Texas 76710-2561, F&T Water Solutions, LLC, a Florida Limited Liability Company (“F&T) with its principal place of business 190 Spanish River Blvd., Boca Raton, FL 33431.  The parties are collectively referred to as the “Parties” and singularly, a “Party.”

Recitals

a.           Reference is made to the continued development of an enclosed, recirculating shrimp-growing technology (the technology) to be co-developed by the parties beginning July ___ 2014, at R&D facility of NSC, located in La Coste Texas.

b.           Reference is further made to formation of a Joint Venture Agreement (“Members Agreement”) which contemplates the formation of Natural Aquatic Systems, LLC (“NAS”), a new entity to be domiciled in Texas, to exploit a joint development for use of enclosed recirculating aquatic systems.

c.           The agreement further contemplates the preparation and execution of this Exclusive Rights Agreement for NSH and its subsidiaries to implement and use for commercial purpose any new, enhanced F&T water systems designed to improve the existing shrimp growing technology of NSH (as described below), New Technologies used or useful in the growing of shrimp, hatcheries and other enhancements developed by either Party; and

d.           This Agreement is intended to apply only with respect to use and exploitation of the shrimp growing technology.

Agreements

NOW, THEREFORE, for and in consideration of the mutual promises and obligations set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article 1: Definitions

1. Definitions.  Subject to the terms and conditions used herein shall have the meaning set forth in this Section 1:

1.1. Shrimp Technology shall mean any and all inventions and intellectual property of NSH and its subsidiaries used in its current aquaculture and self-contained eco-systems for the growing and marketing of aquatic species, software designed to monitor and control such eco-systems and shall include but not limited to all Improvements, enhancements and Know-How as defined below.

1.2. New Improvements shall mean demonstrable F&T improvements and Know-How designed, created and implemented between the effective dates utilizing the F&T electro coagulation process.  It shall also mean improvements and enhancements to the Shrimp Technology, whether or not patentable, conceived or acquired by either Party or to which either Party obtains rights which it can provide to the other without obligation to third parties, including changes made for the purpose of improving the operation, efficiency and marketing.  The term “Improvements” does not include simple or minor modifications to the Shrimp Technology.

1.3. Know-How shall mean the engineering, design, and operational techniques possessed by NSH and its subsidiaries relating to the specifications (including specifications for the ingredients needed for the growing of aquatic species), design, construction, and operational performance of the Shrimp Technology, which are applicable within the field of aquaculture and self-contained eco-systems for the growing and marketing of shrimp, including hatcheries.  The Know-How shall specifically include, but not be limited to Facility Construction Manuals, Facility Operational Manuals, and any local, state or federal governmental Rights or permits held, or hereinafter acquired.  Know-How shall also include any information obtained by NSH and its subsidiaries through advisory personnel concerning the specifications, design, construction, and operational performance of the Shrimp Technology.  All manuals and all other documents developed by NSH and its subsidiaries, being part of the Know-How, must be created, maintained and revised according to such system.  Know-How shall also mean any publicity material developed by NSH and its subsidiaries concerning the marketing, sale and/or distribution of the Shrimp.

1.4. Rights shall mean, the right to use, enhance, improve and exploit the F&T Technologies by NSH and its subsidiaries.

1.5. New Technology shall mean a fully documented change, modification or development to the Shrimp Technology using the F&T electro coagulation process to increase NSC shrimp harvest survival.

Article 2: Phase One Test

2. La Coste Test.

2.1. Test Period.  Twelve weeks from the F&T systems connection and full operation of the NSH shrimp tank, providing the parties a direct comparison to the original 2012 electrocoagulation test.

2.2. Successful Test…..SEE EXHIBIT A

2.3. Equipment Cost.  The Parties understand that to evaluate costs providing a good return on investment for the parties.  The F&T electro coagulation equipment will have to be modified for NSC standard production requirements as determined during the first phase testing.

2.4. Costs.  Each Party shall be responsible for its own costs, expenses, risks and liabilities arising out of its obligations under this test and the conduct of its operations, including costs related to the protection of intellectual property rights, confidential and proprietary information.

2.5. Exclusive Rights.  Based on a successful test, NSH and its subsidiaries shall have the exclusive right to use in perpetuity the final design of the enclosed, recirculating shrimp system to incorporate the F&T Technology in the NSH shrimp growing Technology.

2.6. License.  Upon completion of a Successful Test as described herein, the rights granted herein may, at the request of either party, be incorporated into a separate license agreement.

Article 3: Confidentiality

3. Confidentiality.  It is specifically understood and agreed that the Shrimp Technology, the Improvements, the New Technologies and Existing Improvements (the “Confidential Information”) are strictly confidential and may not be disclosed to any third party without the express written consent of the other Party.  Notwithstanding the foregoing, it is further agreed that the Confidential Information may be disclosed to prospective investors, a proposed licensee or sub-licensee as long as an enforceable confidentiality/non-disclosure and non-circumvention agreement is executed by such party or parties prior to the disclosure of any Confidential Information.  At a minimum, the Confidentiality Agreement will provide that such party will use the same degree of care as it does to protect the confidentiality of its own confidential information but in no event less than reasonable degree of care.

Article 4: Miscellaneous

4.1. Term.  The term of this Rights Agreement shall be perpetual unless otherwise cancelled by the mutual agreement of the Parties.

4.2. Disclaimer/Representations.  Each of the Parties hereunder disclaims any and all warranties of whatever sort, either express or implied, including without limitations, warranties of fitness for particular purpose or merchantability regarding or with respect to the Shrimp Technology, the Improvements, the Existing Improvements or New Technologies, the use or sale of Shrimp derived therefrom.  Each Party makes no warranties or patentability, enforceability of patents or that same is or will be free from infringement.  In addition, neither Party represents or warrants that the Shrimp Technology, Improvements, Existing Improvements or New Technologies will ultimately be commercial.

4.3. Assignment.  It is specifically agreed that this Rights Agreement is personal in nature and extends only to the Parties hereto.  Neither Party may assign all or a part of this agreement or the Shrimp Technology, improvements, existing improvements or New Technologies without the express written consent of the other Party.  Notwithstanding the foregoing, the Parties are permitted to sub-license the technologies subject to this agreement as set forth herein.  Subject to the foregoing, this Rights Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

4.4. Notices and Responses.  All notices, responses and other communications required or permitted under this Agreement shall be in writing and unless otherwise specifically provided, shall be delivered personally, or by mail, facsimile or delivery service, to the address set forth opposite the signature of the parties below, and shall be considered delivered upon the date of receipt.  Each party may specify a change of address by giving notice to the other party in the manner provided in this Section.

4.5. Relationship of the Parties.  This Agreement is not intended to create, and shall not be construed to create, an agency or other relationship of partnership or an association for profit between or the parties.  The liabilities of the parties shall be several, not joint or collective.

4.6. Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties, and may not be changed or amended in any way, except with the mutual consent of both parties, expressed in a written document executed by both parties.

4.7. Choice of Law.  This Agreement shall be construed under and in accordance with the laws of the State of Texas, notwithstanding its rules concerning conflicts of laws.

4.8. Severability.  In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the remaining provisions shall nevertheless remain in full force and effect and binding and valid as between the parties, and shall be construed as if the invalid, illegal or unenforceable portion or portions were deleted.

4.9. Further Assurances.  Each party shall, upon request of the other, prepare, execute and deliver all such other and further instruments and documents as are or may be reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

4.10. Captions.  In construing this Agreement, no consideration shall be given to the captions, which are inserted only for convenience in locating provisions in this Agreement, and not as an aid in its construction.

4.11. Counterparts.  This Agreement may be executed in counterpart, each ach of which shall be considered an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

[Signature Page to Rights Agreement]

In witness whereof, the parties hereto have duly executed and signed this Agreement, in three (3) originals, on the date first written above.

F&T WATER SOLUTIONS

By:
Peter Letizia, President

NATURALSHRIMP HOLDINGS, INC.

By:
Gerald/Easterling, President

F&T Rights Agreement Exhibit A

The test is deemed successful if the shrimp under test show good growth and good survival as measured below while the system maintains good water quality with a reasonable operating cost during the 12-week test period.  The initial PL stocking population density for the test is 400 shrimp per cubic meter.

1.
The shrimp growth rate must meet or exceed the shrimp 24-week growth shown below during the 12-week period of the test.  For example, if the 12-week test starts with an average shrimp weight of 0.5 grams (day 28), then a successful growth rate test is indicated by the average weight of the shrimp reaching at least 12.5 grams by the end of the 12-week test (day 112).

2.
The shrimp survival must meet or exceed the shrimp 24-week survival shown below during the 12-week period of the test.  For example, if the 12-week test starts with an 89% survival (day 28), then a successful survival test is indicated by a shrimp survival of at least 63% at the end of the 12-week test (day 112).

3.
At the end of the 12-week test, an analysis will be performed to determine the total operating cost required for raising shrimp in a production facility designed to produce 6,000 pounds per week.  The total operating cost must be less than $TBD per pound of shrimp.

4.	During the 12-week test, the following bacteria and water quality of the shrimp tank will be monitored to ensure the proper growth environment for the shrimp:

a.	Temperature
b.	Salinity
c.	Dissolved Oxygen
d.	pH
e.	Alkalinity
f.	Carbon Dioxide
g.	Hardness
i.	Total
ii.	Calcium
iii.	Magnesium
h.	Vibrio
i.	Nitrogen Compounds
i.	TAN
ii.	Ammonia
iii.	Nitrite
iv.	Nitrate
v.	DIN
j.	Phosphate
k.	Sulfur
l.	Turbidity
i.	Settleable
ii.	Particulate
m.	Chlorine/Aluminum/Iron depending on plate used during test
n.	ORP
o.	Trace metals